Exhibit 10.20

SEITEL, INC.

Summary of 2005 Non-Employee Director and Executive Officer

Compensation and Incentive Arrangements

Non-Employee Director Compensation

            For fiscal year 2005, non-employee directors of Seitel, Inc. (the "Company") receive an annual fee of $30,000, annual restricted stock awards valued at $20,000 (granted at the close of the first trading date of the calendar year), $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone conference, including committee meetings attended.  In addition, the Chairman of the Board receives $250,000 per year, the Lead Director receives $1,500 per day when performing services on behalf of the Company, and annual fees are paid to each committee chairman as follows: audit committee, $15,000; compensation committee, $10,000; corporate governance and nominating committee $7,500. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures.  These arrangements were established in July 2004, soon after the Company emerged from bankruptcy.  The Lead Director position was added in October 2004.

Executive Officer Compensation

            The Company has the following compensatory arrangements with each of its executive officers for fiscal year 2005:

Name	Title	2005 Base Salary (1)	2005 Restricted Stock Grants (1)
Robert D. Monson	President and Chief Executive Officer	$400,000	316,000 (2)(3)
Marcia H. Kendrick	Senior Vice President, Acting Chief Financial Officer, Chief Accounting Officer and Acting Secretary	$200,000	40,000
Kevin P. Callaghan	Executive Vice President and Chief Operating Officer	$330,000	160,000 (2)
Robert J. Simon	President - Seitel Data, Ltd.	$260,000	126,000(2)

(1) Each executive officer is also eligible for a cash bonus and a further equity award of shares of restricted stock in a dollar amount equal to the participant's target percentage multiplied by the participant's cash bonus amount, if any.  See "Incentive Plan for 2005" below.

(2) Reflects restricted stock granted pursuant to the Incentive Plan.  See "Incentive Plan for 2005" below.

(3) Included in the 1,000,000 shares of restricted stock awarded to Mr. Monson on December 15, 2005.

Incentive Plan for 2005

On January 24, 2005 the Compensation Committee of the Company established the criteria to be used in determining cash bonuses and certain incentive equity awards (the "Incentive Plan") for fiscal year 2005.  The Company's named executive officers and certain other executives participate in the Incentive Plan, which is operated under the Company's 2004 Stock Option Plan (the "Plan").  The Plan was filed as Exhibit 10.1 to the Company's Form S-4, Registration Statement No. 333-121476. The targets and financial performance measures established under the Incentive Plan are described below.  The Compensation Committee reserves the right to modify the targets and financial performance measures at any time, or to grant cash bonuses or equity awards to executive officers even if the performance goals are not met.  The cash bonuses and Performance Equity Awards (defined below) are subject to increase or decrease of up to 50% in the discretion of the Compensation Committee.  In order to receive a cash bonus and incentive equity award, if any, the participants must be employed by the Company on the date such cash bonuses and incentive equity awards are paid. The Company expects to pay 2005 cash bonuses and Performance Equity Awards, if any, in early 2006.  The Compensation Committee reserves the right to modify the Incentive Plan for subsequent fiscal years.

Cash Bonuses

The Incentive Plan provides for a target cash bonus for each participant based upon a percentage of the participant's base salary, with the opportunity to earn anywhere from 0% to 200% of the target cash bonus.  The targets, as a percentage of base salary, for the Company's named executive officers are as follows:

Robert D. Monson,

   President and Chief Executive Officer                                                     90%

Kevin P. Callaghan,

   Chief Operating Officer and Executive Vice President                             60%

Robert J. Simon,

   President-Seitel Data, Ltd.                                                                      60%

Marcia H. Kendrick,

   Chief Accounting Officer, Senior Vice President,

   Acting Chief Financial Officer and Acting Secretary                                 25%

The Compensation Committee established cash margin, net of interest expense (80% weight) and client pre-funding percentage (20% weight) as the financial performance measures under the Incentive Plan.  Cash margin includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses, and cost of goods sold.  Cash resales result when the Company invoices customers for purchases of licenses to data from the Company's library.  Other cash revenues are primarily from the reproduction and delivery of seismic data.  Client prefunding percentage is the average of all revenue pre-commitments for each new survey as a percentage of the total cost of such survey.  Where the level achieved under the financial performance measures falls between zero and target level or target and maximum levels, the cash bonus is determined by interpolation.

Incentive Equity Awards

The Incentive Plan includes two categories of equity awards.  Robert D. Monson, Kevin P. Callaghan and Robert J. Simon are the only executives currently eligible for the first category of equity award ("Key Executive Award(s)").  The 2005 Key Executive Awards have been made in shares of the Company's restricted common stock, par value $.01 per share (the "Common Stock"), under the Plan, which are reported herein or have been previously reported on Forms 8-K dated December 20, 2004, February 16, 2005 and March 28, 2005, and are as follows:

	Shares	Award Date
Robert D. Monson, President and Chief Executive Officer	316,000	December 15, 2004
Kevin P. Callaghan, Chief Operating Officer and Executive Vice President	160,000	March 24, 2005
Robert J. Simon, President-Seitel Data, Ltd.	126,000	February 15, 2005

Mr. Monson's Key Executive Award of 316,000 shares of restricted Common Stock was included in the 1,000,000 shares of restricted Common Stock awarded to him on December 15, 2004, and is subject to increase.  He is entitled to a 2005 Key Executive Award of restricted Common Stock in an amount equal to 90% of his base salary ($360,000) and has been deemed to have received $316,000 of this amount with the 316,000 shares already awarded.  The closing price of the Common Stock on the first trading day in 2006 will be divided into $44,000 to arrive at the number of additional restricted Common Stock to be awarded to Mr. Monson.  Unless modified by the Compensation Committee, Key Executive Awards in subsequent years will be made in shares of restricted Common Stock in dollar amounts equal to the participant's target percentage (Mr. Monson (90%), Mr. Callaghan (60%), and Mr. Simon (60%)) multiplied by the participant's base salary.  These subsequent year Key Executive Awards, will be made based on the closing price of the Common Stock on the first trading day of the year.

All participants in the Incentive Plan are eligible for the second category of equity awards ("Performance Equity Awards"), which will be made in shares of restricted Common Stock in a dollar amount equal to the participant's target percentage multiplied by the participant's cash bonus amount.  Performance Equity Awards will be made only if the participant meets the performance criteria to receive a cash bonus as described above.  The named executive officers' target percentages for a Performance Equity Award are as follows:

Robert D. Monson,

   President and Chief Executive Officer                                                     90%

Kevin P. Callaghan,

   Chief Operating Officer and Executive Vice President                             60%

Robert J. Simon,

   President-Seitel Data, Ltd.                                                                      60%

Marcia H. Kendrick,

   Chief Accounting Officer, Senior Vice President,

   Acting Chief Financial Officer and Acting Secretary                                 50%